EXHIBIT 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Tower Bancorp, Inc.

Greencastle, Pennsylvania

We have reviewed the accompanying condensed consolidated balance sheet of Tower Bancorp, Inc. and Subsidiary as of September 30, 2005 and the related condensed consolidated statements of income for the three and nine month periods ended September 30, 2005 and 2004, and condensed consolidated statements of comprehensive income and cash flows for the nine month periods ended September 30, 2005 and 2004.  These financial statements are the responsibility of the corporation’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States).  A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters.  It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the condensed consolidated financial statements taken as a whole.  Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Tower Bancorp, Inc. and Subsidiary as of December 31, 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended (not presented herein); and in our report dated January 18, 2005, we expressed an unqualified opinion on those financial statements.  In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2004, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ Smith Elliott Kearns & Company, LLC

 SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania

October 27, 2005